FieldPoint Petroleum Corporation REPORTS

RECORD RESULTS FOR FISCAL YEAR 2004

AUSTIN, TX , (BUSINESS WIRE), March 29, 2005 FieldPoint Petroleum Corporation (OTCBB:FPPC) today announced record results for the fiscal year ended December 31, 2004.

2004 Financial Highlights Compared to 2003

    Revenues increased 24.2% to $3,016,902 from 2,429,.375;
    Net Income rose 231% to $518,715 from $156,895; and
    Earnings per share, both basic and fully diluted, increased to $0.07 from $0.02.

The increase in revenue is attributed to acquisitions made in 2004 and an increase in commodity prices, which averaged approximately $38.35 per barrel and $4.31 per MCF in 2004, compared to $29.69 per barrel and $3.13 per MCF in the prior year.

Proved reserves totaled approximately 1,116,530 barrels of oil equivalent (BOE), a 35% increase over 828,377 BOE for 2003. Future net revenues, discounted 10% and based on $41.00 BOE and $4.65 per MCF, were $15.4 million at yearend 2004. This compared to $8.8 million, using average prices of $29.50 BOE and $4.00 per MCF reported for 2003.

"2004 proved to be an outstanding year for FieldPoint," noted Ray Reeves, President and CEO of FieldPoint. "We continue to diligently explore new opportunities and development programs, which hold the potential of materially enhancing our shareholder value. In light of our recent completion of drilling on Korczak Federal #1, 2005 holds the promise that 2005 will be another exciting year for FieldPoint. Upon delivery of the completion rig and the initial flow test, we look forward to reporting the outcome."

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is ncluded in the company's periodic reports filed with the Securities and Exchange Commission

SELECT BALANCE SHEET DATA (Audited)

December 31, 2004 December 31, 2003

Cash and cash equivalents $ 458,447 $ 1,395,100

Total Current assets $ 1,629,909 $ 1,817,636

Total assets $ 6,659,556 $ 6,180,938

Total Current liabilities $ 1,649,978 $ 528,049

Total Stockholders' equity $ 4,123,117 $ 3,539,402

FIELDPOINT PETROLEUM CORPORATION

STATEMENT OF OPERATIONS
	December 31,
	2004	2003
REVENUE:
Oil and gas sales	$ 2,880,905	$ 2,309,503
Well operational and pumping fees	120,997	119,872
Disposal Fees	15,000	-
Total revenue	3,016,902	2,429,375

COSTS AND EXPENSES:
Production expense	1,210,846	1,103,496
Exploration expense	-	86,948
Depletion and depreciation	494,231	466,969
Accretion expense	24,776	24,776
General and administrative	450,703	451,736
Total costs and expenses	2,180,556	2,133,925

OTHER INCOME (EXPENSE):
Interest expense, net	(91,376)	(52,291)
Realized Gain on investments Unrealized Holding Gain on investments	68,583 13,272	- -
Miscellaneous income	9,890	7,426
Gain (Loss)on Derivative	5,000	(5,184)
Total other income (expense)	5,369	(50,049)

INCOME BEFORE INCOME TAXES	841,715	245,401

INCOME TAX PROVISION:
Current expense	(84,000)	(6,000)
Deferred expense	(239,000)	(66,000)

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	518,715	173,401

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTINIG PRINCIPLE, net of tax	-	(16,506)

NET INCOME	$ 518,715	$ 156,895

BASIC EARNINGS PER SHARE	$ .07	$ .02

DILUTED EARNINGS (LOSS) PER SHARE	$ .07	$ .02

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	7,493,326	7,530,175
Diluted	7,755,363	7,621,868

Contact: Ray D. Reaves, President (512)250-8692

Or Andrea Strittmatter at Elite Financial Communications Group (407)585-1080